SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chad Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

NAME OF FILER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL SHAREHOLDERS MEETING
GENERAL INFORMATION
VOTING AND REVOCABILITY OF PROXY
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2: INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
OTHER PROPOSED ACTION
PERSONS MAKING THE SOLICITATION

CHAD THERAPEUTICS, INC.

NOTICE OF ANNUAL SHAREHOLDERS MEETING

To be held September 16, 2005

The Annual Meeting of Shareholders of CHAD Therapeutics, Inc. (the “Company”) will be held at the Hilton Woodland Hills Hotel, 6360 Canoga Avenue, Woodland Hills, CA 91367, on September 16, 2005, at 10:00 a.m., Los Angeles time (the “Meeting”), for the following purposes:

1.	To elect three (3) directors of the Company to the 2006 Class to serve during the ensuing two (2) years or until their successors have been duly elected and qualified. The Board of Directors’ nominees for election are James M. Brophy, Kathleen M. Griggs, and Philip T. Wolfstein;

2.	To ratify the appointment of KPMG LLP, certified public accountants, as independent auditors; and

3.	To transact such other business as may properly come before the Meeting and any adjournments thereof.

Pursuant to the Bylaws of the Company, the Board of Directors has fixed July 20, 2005, as the record date for the determination of such shareholders entitled to notice of and to vote at the Meeting, and all adjournments thereof, and only shareholders of record at the close of business on that date are entitled to such notice and to vote at the Meeting.

We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Meeting by executing and returning the enclosed proxy. Whether or not you expect to attend the Meeting in person, please date and sign the accompanying proxy and return it promptly in the envelope enclosed for that purpose. If a shareholder receives more than one (1) proxy because he owns shares registered in different names or addresses, each proxy should be completed and returned.

By Order of the Board of Directors

PAULA O’CONNOR
Secretary

Chatsworth,California
July 22, 2005

CHAD THERAPEUTICS, INC.

21622 Plummer Street
Chatsworth, California 91311
(818) 882-0883

ANNUAL MEETING OF SHAREHOLDERS

September 16, 2005

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CHAD Therapeutics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the Hilton Woodland Hills Hotel, 6360 Canoga Avenue, Woodland Hills, CA 91367, on September 16, 2005, at 10:00 a.m., Los Angeles time, and any adjournments thereof (the “Meeting”).

VOTING AND REVOCABILITY OF PROXY

July 20, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and all adjournments thereof. As of July 20, 2005, there were 10,133,635 of the Company’s Common Shares entitled to a vote at the Meeting. This Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about July 25, 2005. The Company’s 2005 Annual Report to Shareholders, including financial statements for the fiscal year ended March 31, 2005, has been enclosed for the benefit of shareholders entitled to vote at the Meeting.

Proxies may be revoked at any time before they are voted by filing with the Secretary of the Company a written notice of revocation or by executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who expresses a desire to vote his shares in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specification is made, the shares will be voted as follows: (1) for the election of each of the nominees named herein as directors and (2) to ratify the appointment of KPMG LLP, certified public accountants, as the Company’s independent auditors for its fiscal year commencing April 1, 2005. In the event that any nominee becomes unavailable to serve, the proxy holders presently intend to vote for the election of the remaining nominees named herein and permit the new Board of Directors to fill any vacancy that may exist on the Board. However, the proxy holders reserve the right to vote for other persons if any nominee named herein becomes unavailable to serve and the proxy holders deem it to be in the best interests of the Company to vote for such other persons.

Vote Required for Approval

1.	Election of Directors

     Section 708 of the California Corporations Code provides that a shareholder may vote for one (1) or more directors by cumulative voting provided that the name of the candidates for whom the cumulative votes would be cast have been placed in nomination prior to the voting and that the shareholder has given notice at the Meeting prior to the voting of the shareholder’s intention to cumulate his votes. If any one (1) shareholder has given such notice, all shareholders may cumulate their votes for the election of directors. Cumulative voting means that each shareholder is entitled to as many votes as equal the number of shares that he owns multiplied by the number of directors to be elected. He may cast all of such votes for a single nominee or he may distribute them among any two (2) or more nominees, as he sees fit. If cumulative voting is not requested, each shareholder will be entitled to one (1) vote per share for each director to be elected.

     The enclosed proxy vests in the proxy holders’ cumulative voting rights. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors’ nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. The three (3) nominees who receive the largest number of votes shall be elected.

2.	Other Matters

     On any other matters which may come before the Meeting, shareholders will be entitled to one (1) vote for each share held of record. Approval of the proposal to ratify the appointment of KPMG LLP, certified public accountants, requires the affirmative vote of a majority of the Common Shares represented and voting at the Meeting.

     The presence in person or proxy of the persons entitled to vote a majority of the issued and outstanding Common Shares constitutes a quorum for the transaction of business at the Meeting.

3.	Abstentions and Broker Non-votes

     Abstentions and shares held by brokers that are present in person or by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining whether a quorum is present for the transaction of business. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes are cast, does not constitute a majority of the required quorum. All votes will be tabulated by the inspector of election appointed for the 2005 annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth as of June 20, 2005, the ownership of the Common Shares by those persons known by the Company to own beneficially five percent (5%) or more of such shares, by each director who owns any such shares, and by all officers and directors of the Company as a group:

Name and Address	Amount	Percent Owned
Thomas E. Jones (1) (2)	323,821	3.2%
Earl L. Yager (1) (2)	265,389	2.6%
John C. Boyd (1) (2)	183,129	1.8%
Philip T. Wolfstein (1) (2)	180,497	1.8%
James M. Brophy (1) (2)	48,579	0.5%
Kathleen M. Griggs (1) (2)	19,905	0.2%
Edward Anthony Oppenheimer, M.D. (1) (2)	5,405	0.1%
All Officers and Directors as a group (11 people) (2)	1,340,314	13.2%
Kevin Kimberlin (3)	836,560	8.3%

(1)	The address of each director is 21622 Plummer Street, Chatsworth, CA 91311.

(2)	Includes shares subject to options which are currently exercisable or which become exercisable within sixty (60) days: Thomas E. Jones – 127,779 shares, John C. Boyd — 57,485 shares, Philip T. Wolfstein – 63,665 shares, James M. Brophy — 38,174 shares, Kathleen M. Griggs — 7,500 shares, Earl L. Yager – 88,107 shares, all Officers and Directors as a group – 510,710 shares.

(3)	Mr. Kimberlin’s address is c/o Spencer Trask, 535 Madison Avenue, New York, NY 10022.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees

     The Bylaws of the Company, as amended, provide that the Board of Directors shall not be less than five (5) and not more than thirteen (13) and shall be fixed from time to time by resolution of the Board of Directors (“Board”). At its meeting in June 1999, the Board of Directors fixed the number of directors constituting the entire Board as seven (7).

     The Bylaws divide the Board into two (2) classes, Class I and Class II. Three (3) directors have terms of office that expire at the 2005 Annual Meeting; these three (3) directors are standing for reelection for a two-year term as Class I members. These directors are Messrs. Brophy and Wolfstein and Ms. Griggs.

     The remaining Class II members will continue to serve until the 2006 Annual Meeting.

     It is the intention of the persons named in the proxy to vote such proxies for the election of the three (3) listed nominees, each of whom has consented to be a nominee and serve as a director if elected. In the event that any nominee becomes unavailable to serve, the proxy holders presently intend to vote for the election of the remaining nominees named herein and permit the new Board of Directors to fill any vacancy that may exist on the Board. However, the proxy holders reserve the right to vote for other persons if any nominee named herein becomes unavailable to serve and the proxy holders deem it to be in the best interests of the Company to vote for such other persons.

     The nominees for election to Class I and the incumbents in Class II have supplied the following information pertaining to their age and principal occupation or employment during the past five (5) years:

Name	Age	Position	Director Since
Nominees to Class I
Philip T. Wolfstein (1)(2)(3)	54	Director	1994
James M. Brophy (2)(3)	55	Director	2000
Kathleen M. Griggs (1)(3)	50	Director	2003

Incumbents in Class II
Thomas E. Jones	61	Chairman and Director	1997
John C. Boyd (2)(3)	72	Director	1986
Earl L. Yager	59	Chief Executive Officer, President,	1988
		and Director

Edward Anthony Oppenheimer, M.D. (1)(3)	68	Director	2004

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Corporate Governance Committee

Nominees to Class I

     James M. Brophy has been a director of the Company since September 2000. Mr. Brophy is a hospital executive and from 2003 to 2005 he was the Senior Vice President of Truman Medical Centers. From 2001 to 2002, Mr. Brophy was the President of Missouri Baptist Medical Center. In 2000, Mr. Brophy was the Deputy Executive Director of Truman Medical Centers and from 1992 to 1999, Mr. Brophy was President of Saint Luke’s Northland and St. Luke’s Hospitals. Mr. Brophy has worked in the health care field as a senior executive and administrator since 1974. Mr. Brophy is currently a Fellow of the American College of Healthcare Executives and is a past member of the Board of Directors of HealthNet, Premier Alliance Insurance Company and the Illinois Hospital Association.

     Kathleen M. Griggs has served as a director of the Company since September 2003. Ms. Griggs is currently a financial consultant and served as the Executive Vice President and Chief Financial Officer of SonicWALL, Inc., a publicly held internet security system manufacturer from July 2003 to October 2004. Ms. Griggs served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held provider of enterprise resource planning software, from March of 2000 to July of 2003. From 1999 to 2000, Ms. Griggs served as the chief financial officer of Adept Technology, a publicly held automation software and hardware manufacturer in San Jose, California. From 1997 to 1999, she served as CFO for Borland Software Corporation, a publicly held software company. Prior to that, she was employed in several positions in accounting and financial management. Ms. Griggs has served as the Chief Financial Officer of publicly held companies for a total of eight (8) years and the Corporate Governance Committee has determined she has the expertise to serve as Chairman of the Audit Committee. Ms. Griggs received a Bachelor of Science degree in Business Administration from the University of Redlands and a Master of Business Administration degree from the University of Southern California in Los Angeles.

     Philip T. Wolfstein has been a director of the Company since October 1994. As of April 2005, Mr. Wolfstein is an International Trade consultant. From July 2004 to 2005, Mr. Wolfstein was Executive Vice President of Sales, Marketing and Business Development for Bay World, Ltd. and, from June 2001 to 2004, was Managing Director, Southern California, for PM Global Food LLC. From 1976 to 2001, he was President and a Director of Wolfstein International, Inc., an international trading company. Mr. Wolfstein served on the Executive Committee of the United States Meat Export Federation (USMEF) from 1998 to 2004 and held all Board positions from Representative to Chairman from November 1997 to 2003. He is also a member of the USMEF’s exporter committee and remains actively engaged in eliminating trade barriers for U.S. products.

Incumbents in Class II

     Thomas E. Jones was elected Chairman effective January 1, 2003, and was Chief Executive Officer of the Company from April 1, 1998 to March 31, 2004, and a director since October 1997. From 1996 to 1997, Mr. Jones was an independent consultant to numerous companies in the health care field, including the Company from March 1997. From 1973 to 1996, Mr. Jones was employed by Nellcor Puritan Bennett Corporation and its predecessor, Puritan Bennett, Inc., a major manufacturer of respiratory products where Mr. Jones served in a number of positions leading up to Senior Vice President and General Manager of home care business from 1989 to 1996. Mr. Jones was a director of the Compressed Gas Association for 16 years, including a one-year term as Chairman, and was a director of the International Oxygen Manufacturers Association for eight (8) years. Mr. Jones is currently a member of the Engineering Advisory Board at the University of Kansas.

     John C. Boyd has been a director of the Company since May 1986. Prior to his retirement in 1994, Mr. Boyd was General Manager of Dunaway Equipment Co., Inc., a company specializing in the sale and service of equipment in the logging industry. From 1982 to 1991, Mr. Boyd was President of Beaty Leasing & Rental, an automobile leasing and rental firm which he founded. From 1969 to 1982, he served as Personnel Director and Manager of Marketing Administration for Riker Laboratories, Inc., a major manufacturer and distributor of pharmaceuticals and health care products.

     Earl L. Yager has served as a director of the Company since July 1988. Mr. Yager was appointed Chief Executive Officer effective April 1, 2004, and has served as the President of the Company since January 2003. Mr. Yager has also served as the Company’s Chief Operating Officer from September 2000 to April 2004, Executive Vice President from April 1999 to September 2000, Senior Vice President from April 1995 to September 2000, and as Chief Financial Officer from May 1983 to April 2004. Mr. Yager has been a certified public accountant since 1970 and is a member of the American Institute of Certified Public Accountants.

     Edward Anthony Oppenheimer, M.D. is currently Associate Clinical Professor of Medicine in the Division of Pulmonary & Critical Care Medicine, Department of Medicine at U.C.L.A. School of Medicine. He has been the past Chief of Pulmonary & Critical Care Medicine, Department of Internal Medicine at the Southern California Permanente Medical Group in Los Angeles, California. He has been a practicing physician for 38 years. Dr. Oppenheimer has published over seventy articles and research papers in the pulmonary and critical care field, including numerous home health care and hospital-based studies. He has also chaired and/or participated in numerous symposiums and panels on these same subjects. He is a Fellow of the American College of Physicians and the American College of Chest Physicians; a member of the American Lung Association, the American Medical Association and the American Thoracic Society.

Information Concerning Board of Directors and Certain Committees

     The Board of Directors holds regular meetings and held a total of seven (7) meetings during the fiscal year ended March 31, 2005. All of the then current directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served in fiscal 2005.

     Three (3) committees have been created by the Board of Directors – an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The members of the Audit Committee are Ms. Griggs and Messrs. Oppenheimer and Wolfstein. Ms. Griggs is the Chairman of the Audit Committee. The Board of Directors has determined that Ms. Griggs is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of the Audit Committee is an “independent director” as defined in the Company Guide of the American Stock Exchange and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Audit Committee met five (5) times during the fiscal year ended March 31, 2005.

     The members of the Compensation Committee are Messrs. Boyd, Brophy, and Wolfstein. Mr. Boyd is the Chairman of the Compensation Committee. The Compensation Committee met two (2) times during the fiscal year ended March 31, 2005.

     The members of the Corporate Governance Committee are Messrs. Boyd, Brophy, Oppenheimer, Wolfstein, and Ms. Griggs. Mr. Brophy is Chairman of the Corporate Governance Committee. The Corporate Governance Committee met five (5) times during the fiscal year ended March 31, 2005. Each member of the Corporate Governance Committee is an “independent director,” as defined in the Company Guide of the American Stock Exchange.

     The functions of the Audit Committee include, among other things, reviewing and making recommendations to the Board of Directors with respect to (1) the engagement or reengagement of an independent accounting firm to audit the Company’s financial statements, (2) the policies and procedures of the Company and management with respect to maintaining the Company’s books and records and furnishing necessary information to the independent auditors, and (3) the adequacy of the Company’s internal accounting controls. The Company has adopted a charter governing the functions of the Audit Committee in accordance with SEC guidelines.

     The functions of the Compensation Committee include making recommendations to the Board of Directors regarding compensation for the principal officers and other key employees of the Company, incentive compensation to employees, and other employee compensation and benefits.

     The functions of the Corporate Governance Committee include the identification, screening and recommendation of candidates for the Company’s Board of Directors; the composition and function of board committees; and the compensation and benefits to be offered to board members, reviewing and making recommendations regarding succession and replacement of key executives and the Company’s code of conduct, and other matters regarding corporate structure and organization. When considering a potential candidate for membership on the Board of Directors, the Corporate Governance Committee considers the candidate’s relevant business, professional, and industry experience, demonstrated character and judgment, and prior experience serving as a director. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company’s shareholders. To date, we have not engaged third parties to identify, evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Company has adopted a charter governing the functions of the Corporate Governance Committee which is available on the Company’s website. The Corporate Governance Committee recommended to the Board of Directors the nomination of directors for the 2005 annual meeting.

     The Corporate Governance Committee will also consider recommendations for nominees to the Board of Directors submitted by shareholders. Shareholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit the candidate’s name, appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination to the Corporate Governance Committee in care of James M. Brophy, the Chairman of the Corporate Governance Committee, at the Company’s headquarters.

     Each non-employee director is entitled to receive his expenses and a fee of $1,000 for each Board meeting attended and $100 for each committee meeting attended unless the committee meeting occurs on the same day as the Board meeting, in which event, each non-employee director receives only the fee for attending a Board meeting. In addition, each non-employee director receives a quarterly retainer in the amount of $2,500, and the Audit Committee chairman receives a quarterly retainer in the amount of $3,250. Non-employee directors may receive equity grants upon their election to the Board and receive annual, restricted stock grants for common shares having a value of $20,000 on the date of the grant. Directors who are also employees do not receive separate compensation for services as directors.

Section 16 Beneficial Ownership Reporting

     Under the Federal securities laws, the Company’s directors, its executive officers and any persons holding more than ten (10) percent of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission on Form 3, for an initial report of securities ownership, and on Forms 4 or 5, for reports of changes in security ownership. Such directors, executive officers and ten (10) percent shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the most recent fiscal year or prior fiscal years. Based on the written representations of its directors and executive officers and its ten (10) percent shareholders and copies of the reports that they have furnished to the Company, the Company believes that the Company’s directors and executive officers and ten (10) percent shareholders timely filed all reports required under Section 16(a) in fiscal 2005.

Code of Ethics

     We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and controller). A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website at www.chadtherapeutics.com. The information on our website is not incorporated by reference in this Proxy Statement. We may post amendments to, or waivers of, the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on that website.

Recommendation of the Board of Directors

     The Company’s Board of Directors unanimously recommends that the shareholders vote FOR the election of the nominees named above.

PROPOSAL NO. 2: INDEPENDENT AUDITORS

     The Board of Directors has appointed, subject to ratification by the shareholders, KPMG LLP as independent auditors for the fiscal year commencing April 1, 2005. A representative of KPMG LLP is expected to attend the Meeting to make any statements he may desire and respond to shareholders’ questions.

     During the fiscal years ended March 31, 2005 and 2004, KPMG LLP provided various audit, audit related and non-audit services to us as follows:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees – Aggregate fees billed for professional services rendered for the audit of our 2005 and 2004 fiscal year annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for the 2005 and 2004 fiscal years.	$145,150	$105,100

Audit-Related Fees - Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which are not reported under “Audit Fees” above.	—	—

Tax Fees – Aggregate fees billed for tax compliance, tax advice and tax planning.	17,750	13,600

All Other Fees – Aggregate fees billed for products and services provided other than as described in the preceding three (3) categories.	—	—

Total Fees	$162,900	$118,700

     Our Audit Committee has considered whether provision of the above services other than audit services is compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected KPMG LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

     Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending 2006.

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee of the Board of Directors of the Company. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and internal controls, as well as the Company’s relationship with its independent accountants and the performance of such accountants. All of the members of the Audit Committee are independent directors, and the Chairman of the Audit Committee has been determined to have the expertise to serve as chairman by the Corporate Governance Committee. The Board of Directors has adopted a charter for the Audit Committee, which can be accessed under the Investor Relations section on CHAD’s website.

     Management has the primary responsibility for preparation of the Company’s financial reports, the Company’s financial reporting systems, and its internal controls. The Audit Committee is not intended to supersede in any respect management’s responsibilities in this regard. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed such financial statements with management and with the Company’s independent accountants. The Audit Committee has also discussed with the independent accountants their evaluation of the Company’s financial reporting systems and internal controls, their plan of audit for fiscal 2006, the application of new accounting principles to the Company’s financial statements and other matters required to be communicated to the Committee by the independent accountants pursuant to standards established by the American Institute of Certified Public Accountants.

     The Audit Committee has received from the independent accountants a letter addressing matters which might bear on the independence of the accountants as required by Independence Standards Board Standard No. 1. The Audit Committee has discussed independence issues with the accountants and has reviewed their fees and scope of services rendered to the Company. The Audit Committee has discussed the performance of the independent accountants with the Company’s management.

     In reliance on the foregoing, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005.

Submitted by the Audit Committee of the Board of Directors, Kathleen M. Griggs, Chairman Edward A. Oppenheimer, M.D. Philip T. Wolfstein

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name	Age	Position

Thomas E. Jones	61	Chairman
Earl L. Yager	59	President and Chief Executive Officer
Oscar J. Sanchez	63	Vice President, Business Development
Alfonso Del Toro	47	Vice President, Manufacturing
Kevin McCulloh	44	Vice President, Engineering
Erika Laskey	39	Vice President, Sales and Marketing
Tracy Kern	37	Chief Financial Officer
Paula O’Connor	52	Secretary

     Oscar J. Sanchez was appointed Vice President of Business Development of the Company in March 2000. Mr. Sanchez served as the Company’s Vice President of Engineering and Development from September 1996 to February 2000, Vice President of Manufacturing from April 1993 to August 1996, and Manufacturing Manager from April 1983 to April 1993. Prior to these assignments with the Company, Mr. Sanchez occupied various positions of responsibility in Engineering and Management both inside and outside the U.S., the most recent as Director of Manufacturing for Riker Laboratories in Mexico City. Mr. Sanchez has been an active member of the Society of Manufacturing Engineers for 20 years where he served two (2) terms as elected Chairman of the Los Angeles Chapter.

     Alfonso Del Toro was appointed Vice President, Manufacturing of the Company in January 1998. Mr. Del Toro was the Company’s Manufacturing Manager from January 1997 to December 1997. From 1993 to 1996, Mr. Del Toro was Manufacturing Manager for VIA Medical Corp. From 1986 to 1993, Mr. Del Toro was employed by Nellcor, Inc., a major manufacturer of respiratory products where he served in several positions leading up to Senior Principal Manufacturing Engineer.

     Kevin McCulloh was appointed Vice President of Engineering of the Company in March 2000. Mr. McCulloh was Engineering Manager from March 1999 to February 2000, and was Manufacturing Engineer from July 1998, when he joined the Company, to March 1999. From 1982 to 1998, Mr. McCulloh was employed by Litton Life Support where he had broad based experience in product design and development leading up to the position of Senior Design Engineer.

     Erika Laskey was appointed Vice President of Sales and Marketing of the Company in April 2002. Ms. Laskey was Director of Sales and Marketing from January 2001 to March 2002. From 1992 to 2000, Ms. Laskey was employed by Mallinckrodt, Inc. (formerly Nellcor Puritan-Bennett) where she held a number of sales positions leading up to the position of Global Account Business Manager.

     Tracy Kern was appointed Chief Financial Officer in April 2004. Ms. Kern was Cost Accounting Manager from January 2003 to March 2004. From 1997 to 2002, Ms. Kern was employed by KPMG LLP, where she held a number of positions leading up to the position of Audit Manager. Ms. Kern is a certified public accountant.

     Paula O’Connor was appointed Secretary in September 2004. Ms. O’Connor has been Executive Assistant since June 1998.

     For the biographies of Messrs. Jones and Yager, see “Election of Directors – Nominees.

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation Awards
				Securities	All Other
Name and		Salary	Bonus(1)	Underlying Options	Compensation (2)
Principal Position	Year	($)	($)	(#)	($)
Thomas E. Jones Chairman	2005	160,008	24,000	––––	3,450
	2004	160,000	–––	––––	10,583
	2003	227,499	22,181	––––	5,500
Earl L. Yager President and	2005	235,500	24,975	––––	7,500
Chief Executive Officer	2004	222,000	–––	––––	7,000
	2003	204,000	19,890	––––	5,500
Alfonso Del Toro Vice President,	2005	138,000	12,420	––––	6,500
Manufacturing	2004	138,000	8,694	––––	6,098
	2003	130,200	8,203	––––	5,500
Kevin McCulloh Vice President,	2005	138,000	16,560	––––	6,500
Engineering	2004	138,000	8,694	––––	6,098
	2003	130,200	8,203	––––	5,500
Erika Laskey Vice President,	2005	163,560	33,000	––––	6,500
Sales and Marketing	2004	166,290	32,346	––––	5,953
	2003	125,700	49,345	15,000	5,500

(1)	Annual bonus amounts are earned and accrued during the fiscal years indicated and paid within 30 days subsequent to the end of the fiscal year indicated.

(2)	These amounts consist of contributions by the Company in 2005, 2004, and 2003 to the CHAD Therapeutics, Inc. Employee Savings and Retirement Plan.

Option Grants for the Year Ended March 31, 2005

		% of Total			Potential Realized Value
		Options			at Assumed Annual Rates
	Options	Granted to	Exercise		of Stock Price Appreciation
	Granted (#)	Employees	Price ($) Per		for Option Term
Name	(#)	During 2005	Share	Expiration Date	5%	10%
NONE

Aggregated Option Exercises in Last Fiscal and Option Values at March 31, 2005

Value of Unexercised
			Number of Securities	In-The-Money Options
	Shares		Underlying Unexercised	at March 31, 2005
	Acquired on		Options at March 31, 2005	Exercisable
Name	Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Unexercisable ($)
Thomas E. Jones	-0-	-0-	128,000 / –––––	325,000 / -0-
Earl L. Yager	-0-	-0-	88,000 / –––––	229,000 / -0-
Alfonso Del Toro	-0-	-0-	40,000 / –––––	109,000 / -0-
Kevin McCulloh	-0-	-0-	41,000 / –––––	99,000 / -0-
Erika Laskey	-0-	-0-	23,000 / 17,000	32,000 / 16,000

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee are, or formerly were, officers or employees of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. Furthermore, none of the executive officers of the Company served as a member of the Board of Directors, Compensation Committee or committee performing equivalent functions of any other public company.

Employment Agreement

     Effective April 1, 1998, the Company and Thomas E. Jones entered into an employment agreement, which was amended on January 1, 2003, pursuant to which the Company employs Mr. Jones as Chairman of the Board of Directors (the “Employment Agreement”). The Employment Agreement provides a base salary of $160,000 per year, which amount is subject to annual review by the Board of Directors. In addition, Mr. Jones is eligible to receive a bonus in an amount to be determined by the Board of Directors. Mr. Jones is entitled to participate in all stock option, severance and benefit plans adopted by the Company.

     The Employment Agreement does not have a specific term. The Employment Agreement may be terminated at any time by the Company, with or without cause, and may be terminated by Mr. Jones upon 90 days’ notice. If Mr. Jones resigns or is terminated for cause (as defined in the Employment Agreement), he is entitled to receive only his base salary and accrued vacation through the effective date of his resignation or termination. If Mr. Jones is terminated without cause after March 31, 2000, he is entitled to receive a severance benefit in accordance with the Company’s Severance and Change of Control Plan (the “Plan”) or, if such Plan is not applicable, a severance benefit equal to 200% of his salary and incentive bonus for the prior fiscal year. A description of the Plan is set forth below.

Severance and Change of Control Plan

     The Company has adopted a Severance and Change of Control Plan pursuant to which seven (7) of the Company’s officers, including each of the named executive officers, have entered into Severance and Change of Control Agreements with the Company (the “Severance Agreements”). The Severance Agreements provide that each named executive officer is entitled to a lump sum severance benefit equal to 200% of his aggregate compensation for the prior calendar year (the amounts vary for other officers) if the officer is terminated without cause (as defined in the Severance Agreements) and not offered a comparable position within 60 days or if the executive suffers a change in duties, in either case, within 24 months of a Change of Control or Ownership Change of the Company (as defined in the Severance Agreements). If any payment due a named executive officer pursuant to the Severance Agreements would be deemed an excess parachute payment under Section 280G of the Internal Revenue Code, then the Company may reduce such payment to the extent necessary to avoid all taxes and penalties under Section 280G. Separately, the Company provided for accelerated vesting of all outstanding options upon a Change of Control or Ownership Change of the Company.

     A change in duties is defined in the Severance Agreements to include, among other things, an involuntary reduction in authority, any reduction in annual salary, a reduction of 10% or more in aggregate compensation or re-location to a site more than 50 miles from the executive’s principal place of employment.

     A Change of Control or Ownership Change shall be deemed to have occurred if (i) as a result of a tender offer or sale of stock any person acquires 20% or more of the Company’s Common Stock, (ii) the Company merges into another corporation or, as a result of a merger, shareholders of the Company own less than 70% of the voting stock of the surviving entity, (iii) more than one third of the Company’s directors are replaced during any 12-month period by directors who were not endorsed by a majority of the Board, (iv) the Company is dissolved or sells substantially all of its assets, or (v) any other event occurs which the Board of Directors deems to constitute an Ownership Change.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of March 31, 2005, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	[Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a)]
	(a)	(b)	(c)
1994 Stock Option Plan	970,000	$2.53	-0-
2004 Equity Compensation Plan	5,000	$3.90	745,000

Total	975,000		745,000

REPORT OF THE COMPENSATION COMMITTEE

     The information contained in this report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference.

     All members of the Compensation Committee are independent, non-employee directors. The Compensation Committee is responsible for reviewing the Company’s compensation policies and making recommendations to the Board with respect to executive compensation.

     The Company’s compensation policies are designed to:

•	Attract and retain well-qualified executives who are willing to work in a small, growing company;

•	Create a performance-oriented environment which recognizes both annual and long-term results;

•	Strengthen the identification of executive officers with shareholder interests; and

•	Reward long-term commitment to the Company.

     Compensation of the Company’s executive officers is composed primarily of salary, bonuses and stock options.

1.	Salaries – Salaries for executive officers are established with a view toward maintaining the Company’s competitive ability to retain well-qualified executive officers. The Compensation Committee reviews the Report on Executive Compensation In the Medical Equipment and Supply Industry (the “Report on Executive Compensation”) as reported by Top Five Data Services in establishing salaries for its executive officers. The Report on Executive Compensation reports on the execution compensation of 300 U.S. based, publicly traded companies in the medical equipment and supply industry. The Compensation Committee generally seeks to fix executive salaries at or near the midpoint for positions of comparable responsibility pursuant to the Report on Executive Compensation. In addition, the Compensation Committee reviews executive pay in relation to competitive salaries in the Southern California area. Salaries are reviewed annually by the Compensation Committee, which consults with the Chief Executive Officer on the appropriate salary levels for each of the executive officers. Salary levels are generally increased as executives assume new or expanded responsibilities.

2.	Bonuses – The Company has an incentive bonus plan with fixed performance standards. Thirty percent of the target amount is based on the achievement of sales, forty percent is based on earnings before income taxes, and thirty percent is based on individual job performance objectives. Please refer to the Summary Compensation Table for bonuses paid for the year ended March 31, 2005.

3.	Equity Grants – Equity Grants are intended to strengthen the identification of executive officers with the interests of the Company’s shareholders. Equity grants are used by the Compensation Committee as a form of long-term incentive compensation and not as remuneration for the past year’s services. Equity grants are also issued to a broad range of employees for the purpose of strengthening the relationship between the employees and the Company. The Compensation Committee makes equity grants and fixes their terms subject to the provisions of the Company’s equity compensation plan adopted on September 9, 2004. There are no fixed performance criteria that govern the equity grants. The Compensation Committee’s standards for determining the number of equity grants are subjective. The Compensation Committee confers with the Chief Executive Officer regarding the contribution which each executive officer made to the Company’s performance during previous years and likely future contributions in order to determine if equity grants should be made and, if so, the appropriate amount to be granted. The Compensation Committee generally makes grants as a reward for sustained superior performance reflected in the Company’s operating results as well as to reward long-term commitment to the Company. Equity grants are generally structured to provide executives with an incentive to continue with the Company. In this regard, consideration is given to the number of equity grants and options held by an officer, the exercise price and vesting dates. All grants are issued at a price not less than the fair market value of the stock on the date of the grant, generally vest over a period of two (2) to five (5) years and only attain a value if the price of the stock increases.

Basis for Compensation of the CEO

     During the fiscal year ending March 31, 2005, Earl L. Yager received total annual compensation of $235,500. The factors considered in establishing the base salary, bonus, and equity grants for Mr. Yager were the same as described above in the description of our compensation policies. The Committee also notes the following: Mr. Yager’s base salary in 2005 reflected an increase of approximately 5% over his base salary for 2004. This increase was approved in order to maintain Mr. Yager’s base salary at the approximate mid-point for CEOs of comparable sized medical equipment manufacturers as set forth in the Report on Executive Compensation. The bonus paid to Mr. Yager was calculated in accordance with the objectives established for Mr. Yager at the outset of our 2005 fiscal year. In addition to the sales and earnings before income taxes applicable to all persons eligible for an incentive bonus, the personal objectives for Mr. Yager in fiscal 2005 included maintaining shareholder value and overseeing certain product development projects and sales and marketing objectives. No equity grants were made to Mr. Yager during the year ended March 31, 2005, notwithstanding the Committee’s view that Mr. Yager achieved significant success during the year in improving the Company’s operating results and positioning it for future growth. However, the Committee noted that Mr. Yager has a significant equity stake in the Company, as he currently owns 88,107 options.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for the 2006 fiscal year will exceed that limit. Accordingly, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers but will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level. The Company’s Stock Option Plan has been structured so that any compensation deemed paid by the Company in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation on deductibility.

Submitted by the Compensation Committee

John C. Boyd (Chairman) Philip T. Wolfstein James M. Brophy

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR 2006 ANNUAL MEETING

     Any proposal, relating to a proper subject, which a shareholder may intend to present for action at the Annual Meeting of Shareholders to be held in September 2006, and which such shareholders may wish to have included in the proxy materials for such, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received in proper form by the Secretary of the Company at 21622 Plummer Street, Chatsworth, California 91311, not later than March 21, 2006, which is 120 calendar days prior to the anniversary of the mailing date of this year’s proxy materials. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

     If a shareholder wishes to present a proposal at our 2006 annual meeting and the proposal is not intended to be included in the Company’s Proxy Statement relating to the 2006 annual meeting, the shareholder must give advance notice to the Company prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to the Company’s Corporate Secretary no later than June 3, 2006, which is 45 calendar days prior to the anniversary of the mail date of the 2005 annual meeting. However, in the event that the 2006 annual meeting is called for a date which is not within 30 days of the anniversary of the date of the 2005 annual meeting, shareholder proposals intended for presentation at the 2006 annual meeting must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the date on which public announcement of the date of the 2006 annual meeting is first made. If a shareholder gives notice of such proposal after June 3, 2006, then the proxy solicited by the Board of Directors for the 2006 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such shareholder proposal.

OTHER PROPOSED ACTION

     The Meeting is called for the purposes set forth in the notice thereof accompanying this Proxy Statement. Management is not aware of any matters to come before the Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Meeting or any adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the person named in such proxies intends to vote, act and consent in accordance with his best judgment with respect thereto.

PERSONS MAKING THE SOLICITATION

     The accompanying proxy is solicited by the Board of Directors of the Company. The Company will pay all expenses of the preparation, printing, and mailing to the shareholders of the enclosed proxy and accompanying notice.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CHAD THERAPEUTICS, INC.,
COREDATA INDEX AND SIC CODE INDEX

The broad market index chosen was Media General Composite. The Industry Index chosen was SIC code 3841, Surgical and Medical Instruments & Apparatus. The current composition of the index is as follows:

ABIOMED INC	FOXHOLLOW TECH INC	OCCULOGIX INC
ADVANCED NEUROMO SYSTEMS	GUIDANT CORP.	ON THE GO HEALTHCARE INC.
AKSYS LTD	HAEMONETICS CORP.	OPHTHALMIC IMAGING SYSTEM
AMDL INC	HEALTHETECH INC	OPTICAL SENSORS INC.
ANGIODYNAMICS INC	HEARUSA INC.	ORASURE TECHNOLOGIES INC
ANTARES PHARMA INC.	HYPERTENSION DIAGNOSITCS	ORTHOLOGIC CORP.
APPLIED IMAGING CORP.	I-FLOW CORP.	ORTHOVITA INC.
ARISTOTLE CORP.	ICU MEDICAL INC.	PARADIGM MEDICAL IND.
ARROW INTERNATIONAL INC	IMPLANT SCIENCES CORP.	POINT THERAPEUTICS INC.
ATRION CORPORATION	INFORMEDIX HOLDINGS INC	REFOCUS GROUP
BAXTER INTERNATIONAL INC	INOVIO BIOMEDICAL CORP	REGEN BIOLOGICS
BECTON, DICKINSON & CO.	IR BOSCIENCES HOLDINGS	REPRO MED SYSTEM
BICO INC	IVAX DIAGNOSTICS INC	RESMED INC.
BIOJECT MEDICAL TECH	JACOBSON RESONANCE	RETRACTABLE TECHNOLOGIES
BIOPHAN TECHNOLOGY	KENSEY NASH CORP.	ROBOMATIX TECH
BOSTON SCIENTIFIC CORP.	KINETIC CONEPTS INC	ROCHESTER MEDICAL CORP.
BOVIE MEDICAL	KYPHON INC	RUBICON MEDICAL CORP
C.R. BARD INC	LIFEPOINT INC	SALIVA DIAGNOSTIC SYSTEMS
CABG MEDICAL INC	MED-DESIGN CORP	SEPRAGEN CORP
CARDIOTECH INTERNAT INC	MEDICAL INTL TECHNOLOGY	SONOSITE INC.
CAS MEDICAL SYSTEMS INC	MEDISCIENCE TECH	SPECIALIZED HEALTH PRODS.
CLOSURE MEDICAL CORP.	MEDJET INC	STEN CORP
CONCEPTUS INC	MEDSOURCE TECHNOLOGIES	STRATEGIC DIAGNOSTICS
CONOR MEDSYSTEMS INC	MEDWAVE INC	STRYKER CORP.
CPC OF AMERICA	MERIDIAN CO LTD	SYBRON DENTAL SPCLTS.
CYGENE LABORATORIES INC	MERIT MEDICAL SYSTEMS	THORATEC CORP.
DAXOR CORP	MICRO THERAPEUTICS INC	UNIVEC INC
DIASYS CORP	MICROHELIX INC	UROPLASTY
DIOMED HOLDINGS INC	MIV THERAPEUTICS	UTAH MEDICAL PRODUCTS
E MED FUTURE INC	MOLECULAR DIAGNOSTICS	VASCULAR SOLUTIONS INC.
ENDOLOGIX INC	MULTICELL TECHNOLOGIES	VASOGEN INC.
ENPATH MEDICAL INC	NEUROMETRIX INC	VENTANA MEDICAL SYSTEMS
EP MEDSYSTEMS INC	NMT MEDICAL INC.	VISIJET INC
EYE DYNAMICS	NUVASIVE INC	VITAL SIGNS INC.
VIVUS INC.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	3/31/2000	3/30/2001	3/28/2002	3/31/2003	3/31/2004	3/31/2005
Chad Therapeutics	100.00	57.14	191.43	114.29	205.71	211.43
Surgical & Medical Instruments	100.00	109.88	127.09	97.99	162.30	163.97
CoreData Index	100.00	74.39	76.21	58.04	82.04	87.68

SOURCE:	COREDATA, INC. 2108 LABURNUM AVENUE RICHMOND, VA 23227 PHONE: 1- (800) 775-8118 FAX: 1- (804) 358-1857

ANNUAL MEETING OF SHAREHOLDERS OF

CHAD THERAPEUTICS, INC.

September 16, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	James M. Brophy Kathleen M. Griggs
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Philip T. Wolfstein

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of KPMG LLP as Independent Registered Public Accounting Firm for the fiscal year ending 2006.	☐	☐	☐

3.	In accordance with the discretion of the proxyholders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING:

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign partnership name by authorized person.

CHAD THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on September 16, 2005 and the Proxy Statement and appoints Thomas E. Jones and Earl L. Yager, and either of them, as Proxyholders, with the full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all the shares of voting capital stock of Chad Therapeutics, Inc. held of record by the undersigned at the close of business on July 20, 2005 (and in the case of item 1 to cumulate and allocate said votes for directors in his discretion), at the Annual Meeting of Shareholders to be held on September 16, 2005, and at any and all adjournment(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

     The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSAL 2.

     In their discretion the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)